EXHIBIT 10.8

Amir Pelleg, Ph.D.

President, COO

February 16, 2004

Mr. Mark Reynolds

9325 Delft Way

Alpharetta, Georgia 30022

Dear Mr. Reynolds:

This letter outlines the basis upon which Duska Scientific Co. (“Duska”) will employ you as its Chief Financial Officer (CFO).

1. Employment. You will be employed as CFO of Duska and its parent company, Duska Therapeutics, Inc. following a planned merger between Duska and a subsidiary of a public company (Duska and its parent company being collectively referred to as the “Company”) for the term and upon the terms and conditions set forth herein, and you accept such offer of employment. You shall perform such services for the Company as are customarily performed by a CFO of a public company, including the maintenance of the Company’s accounting books and records and the preparation and filing of required reports with the SEC (e.g., Form 10-K, etc.) in a manner consistent with the standards of the accounting profession. You will report to the President of the Company as well as the Chairman of the Audit Committee of the Company.

2. Term. The term of your employment will begin immediately subsequent to the closing of the Company’s $2,500,000 minimum offering private placement (the “Financing”) and shall continue until your employment is terminated by either you or the Company for any reason upon at least 30 days written notice. If the Financing is not completed prior to May 1, 2004, neither party will have any further commitment or obligation to the other under this Agreement. The Company will have no obligation or liability to you if it does not complete the Financing for any reason.

3. Commitment/Part-time Status. For the compensation provided in Sections 4 and 5, you will set aside and commit a minimum (on average) of one business day per week toward attending to the affairs of the Company as the CFO. If, after a reasonable period of time, you find that the time required to fulfill your duties exceeds one day per week (on average), then subsequent to your notification of the latter finding, the Company and you agree to review the terms of your compensation structure and/or the nature of your duties and to make adjustments deemed necessary and appropriate. The Company recognizes and agrees that, due to your part-time status, you may accept other employment or consulting assignments concurrent with your employment by the Company, which may include employment as an officer of publicly-traded companies and/or employment by other companies engaged in pharmaceutical research and

TWO BALA PLAZA, SUITE 300, BALA CYNWYD, PENNSYLVANIA 19004

TEL. 610-660-6690, FAX 610-660-0966, www.DuskaScientific.com

Mark Reynolds

February 16, 2004

development, provided that such companies are not engaged in any research or development activities in the field of adenosine 5’-triphosphate (ATP) or purinergic receptors.

4. Salary. For the services provided hereunder, you will be paid an annual cash base salary of $30,000. Payment shall be made no less frequently than once per month or upon such other terms as may be mutually agreed to by the Company and you. You will also be eligible to receive cash bonuses in each calendar year during the term of your employment in such amounts, if any, as shall be determined from time to time by the Board of Directors of the Company in its sole discretion. The Company shall withhold and remit appropriate federal and state taxes from all cash payments made to you in accordance with applicable federal and state regulations.

5. Stock Options. Effective upon the commencement of your employment with the Company, the Company shall grant to you options to purchase 60,000 shares of its Common Stock at an exercise price of $1.00 per share (after taking into account a planned three-for-one stock split associated with the above mentioned merger). Such options shall vest and become exercisable at the rate of 5,000 shares per month during the term of your employment and shall contain such additional terms and provisions as are generally included in stock option contracts issued to other Company officers.

6. Expenses. The Company will promptly reimburse you for all reasonable business expenses incurred by you in connection with the business of the Company in accordance with regular Company policy regarding the nature and amount of expenses and the maintenance and submission of receipts and records necessary for the Company to document them as proper business expenses. These expenses shall include, without limitation, out-of-pocket telephone, facsimile, office supplies and authorized travel expenses but shall not include rent, utilities or similar overhead expenses incurred by you to maintain your office space.

7. Arbitration. In the event of any dispute under this Agreement, such dispute shall be resolved by binding arbitration with the American Arbitration Association in Los Angeles, California.

8. Confidentiality. While this Agreement is in effect and for a period of five years thereafter, you shall hold and keep secret and confidential all “trade secrets” (within the meaning of applicable law) and other confidential or proprietary information of the Company and shall use such information only in the course of performing your duties hereunder; provided, however, that with respect to trade secrets, you shall hold and keep secret and confidential such trade secrets for so long as they remain trade secrets under applicable law. You shall maintain in trust all such trade secret or other confidential or proprietary information, as the Company’s property, including, but not limited to, all documents concerning the Company’s business, including your work papers, telephone directories, customer information and notes, and any and all copies thereof in your possession or under your control. Upon the expiration or earlier termination of your employment with the Company, or upon request by the Company, you shall deliver to the

TWO BALA PLAZA, SUITE 300, BALA CYNWYD, PENNSYLVANIA 19004

TEL. 610-660-6690, FAX 610-660-0966, www.DuskaScientific.com

Mark Reynolds

February 16, 2004

Company all such documents belonging to the Company, including any and all copies in your possession or under your control.

We are delighted that you have agreed to join us and look forward to working with you to make Duska a great success.

Very truly yours,

/s/ Dr. Amir Pelleg
Dr. Amir Pelleg

Agreed to and Accepted this 16th day of February 2004

/s/ Mark Reynolds
Mark Reynolds

TWO BALA PLAZA, SUITE 300, BALA CYNWYD, PENNSYLVANIA 19004

TEL. 610-660-6690, FAX 610-660-0966, www.DuskaScientific.com